                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                 SCHEDULE 13G
                                (RULE 13d-102)


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.     )*
                                           ----


                            Synaptx Worldwide, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)




                    Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                   87156P 10
--------------------------------------------------------------------------------
                                (CUSIP Number)




                                August 18, 1998
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [ X ]  Rule 13d-(c)
    [   ]  Rule 13d-1(d)


---------------
        (*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO.   87156P 10                                  PAGE   2   OF    5  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          WEBBMONT HOLDINGS LP
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          GEORGIA

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    411,567
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   411,567
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          411,567
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.24%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.      87156P 10                              PAGE   3   OF   5   PAGES
          ----------------                                 -----    -----

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

ITEM 1(A).        NAME OF THE ISSUER:

                  Synaptx Worldwide, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  168 East Highland Avenue, Suite 300, Elgin, Illinois  60120

ITEM 2(A).        NAME OF PERSON FILING:

                  Webbmont Holdings LP

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                  1355 Peachtree Street, Suite 1100, Atlanta, Georgia  30309

ITEM 2(C).        CITIZENSHIP:

                  Georgia

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.001 par value per share (the "Common Stock")

ITEM 2(E).        CUSIP NUMBER:

                  87156P 10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]   Broker or dealer registered under Section 15 of the Act,

         (b)      [ ]   Bank as defined in Section 3(a)(6) of the Act,

         (c)      [ ]   Insurance Company as defined in Section 3(a)(19) of the
                        Act,

         (d)      [ ]   Investment Company registered under Section 8 of the
                        Investment Company Act,

         (e)      [ ]   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940,

         (f)      [ ]   Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see
                        13d-1(b)(1)(ii)(F),

         (g)      [ ]   Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G); see Item 7,

         (h)      [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         [X]

CUSIP No.      87156P 10                              PAGE   4   OF   5   PAGES
          ----------------                                 -----    -----

ITEM 4.           OWNERSHIP.

                           Provide the following information regarding the
                  aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned:                                 411,567

                  (b)      Percent of class:                                             6.24%*

                  (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote                   411,567

                  (ii)     Shared power to vote or to direct the vote                     -0-

                  (iii)    Sole power to dispose or to direct the disposition of      411,567

                  (iv)     Shared power to dispose or direct the disposition of           -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





--------
* Based on the total number of shares of Common Stock outstanding on December 9, 1998.

CUSIP No.      87156P 10                             PAGE   5   OF   5   PAGES
          ----------------                                -----    -----

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 December 16, 1998
                             ---------------------------------
                                     (Date)

                             WEBBMONT HOLDINGS LP

                             By: Woodcrest Associates, Ltd., Its General Partner


                               By: /s/ Robert W. Fisher
                                  -------------------------------------
                                               (Signature)

                                  Robert W. Fisher/President
                                  -------------------------------------
                                             (Name/Title)